UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 14, 2006

FIRST AVENUE NETWORKS,  INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21091	52-1869023
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7925 Jones Branch Drive Suite 3300 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 873-4165

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

Merger Agreement

On May 14, 2006, First Avenue Networks, Inc. (“First Avenue”), Marlin Acquisition Corporation, a Delaware corporation and a direct, wholly owned subsidiary of First Avenue (“Merger Sub”) and FiberTower Corporation, a Delaware corporation (“FiberTower”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into FiberTower, with FiberTower continuing as the surviving corporation after the merger. As a result of the merger, FiberTower will become a wholly owned subsidiary of First Avenue.

Under the terms of the Merger Agreement, immediately prior to the merger, all issued and outstanding shares of Series A Preferred Stock of FiberTower will be converted into FiberTower common stock. Following that conversion, at the effective time of the merger, each share of FiberTower common stock issued and outstanding immediately prior to the merger other than shares held by dissenting stockholders) will be converted into 0.304547 shares of First Avenue common stock (subject to certain adjustments as provided in the Merger Agreement). Also at the effective time, each outstanding FiberTower option will be converted into an option to acquire shares of First Avenue common stock, with appropriate adjustments to reflect the exchange ratio. The conversion of FiberTower common stock and options into First Avenue common stock and options, respectively, will result in FiberTower’s stockholders and option holders holding 51%, on a fully-diluted basis, of the common stock of First Avenue immediately following the merger.

The Merger Agreement contains various representations, warranties and covenants made by the parties, including covenants to conduct their respective operations in the ordinary course between the date of the Merger Agreement and the completion of the merger and, with certain exceptions, not to solicit any competing offer. The completion of the merger is subject to various conditions, including obtaining the approval of FiberTower’s stockholders, the receipt of all required regulatory approvals (including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, approval of the Federal Communications Commission and clearance by the Securities and Exchange Commission (the “SEC”) of the Information Statement on Schedule 14C to be filed by First Avenue), and the approval of the listing of the First Avenue common stock on the Nasdaq National Market. The Merger Agreement contains termination rights and provides that, under specified circumstances, a terminating party may be required to pay a termination fee in the amount of $20 million and up to $500,000 as a reimbursement of the other party’s expenses.

Immediately prior to the completion of the merger, First Avenue’s certificate of incorporation will be amended to increase the authorized shares to 400 million shares of common stock, to establish a classified board comprised of nine directors separated into three classes, and to change First Avenue’s name to “FiberTower Corporation.”  The Merger Agreement provides that, following the merger, Michael K. Gallagher, First Avenue’s current Chief Executive Officer, will continue to serve as the Chief Executive Officer of the combined company, and that the board of directors will be comprised of three directors designated by First Avenue, five directors designated by FiberTower and the Chief Executive Officer, with each standing committee of the board of directors to be comprised of one director designated by First Avenue and two directors designated by FiberTower.

The Merger Agreement provides that, subject to the completion of the merger, the First Avenue Networks, Inc. Stock Option Plan will be amended to increase the number of shares issuable under the plan to at least 23,314,588 shares, to include an “evergreen provision” under which the number of shares issuable under the plan would increase each year by either 1.5% of the number of shares of First Avenue common stock outstanding immediately prior to the date of such increase or a lesser number of shares determined by the Board of Directors, and to provide for automatic annual grants of options for 25,000 shares to each director of First Avenue.

Shares received by affiliates of FiberTower will be subject to resale restrictions contained in Rule 145. At the time of the merger, First Avenue will enter into a registration rights agreement whereby it will agree, upon the request of a specified percentage of holders, to file a shelf registration statement on Form S-3 to allow resales of shares held by such affiliates. In addition, certain affiliates of First Avenue and FiberTower will be subject to some restrictions on their ability to resell their shares of First Avenue common stock after the completion of the merger.

The Merger Agreement is included herein as Exhibit 2.1 and is incorporated be reference herein. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement.

Support Agreements and Stockholder Approval

In connection with the execution of the Merger Agreement, certain principal stockholders of First Avenue have entered into Support Agreements with FiberTower and certain principal stockholders of FiberTower have entered into Support Agreements with First Avenue, pursuant to which such stockholders agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby and against any competing transaction. Such stockholders have also agreed not to take any actions that would impede the merger. The Support Agreements entered into by such First Avenue stockholders and the FiberTower stockholders represent votes sufficient to approve the merger and the related transactions.

The issuance of First Avenue common stock in the merger and the amendments to First Avenue’s certificate of incorporation and First Avenue Stock Option Plan described above were approved by the written consent of holders of record of a majority of First Avenue’s common stock on May 14, 2006, to be effective immediately prior to the completion of the merger. Notice of such action taken by written consent will be mailed promptly to First Avenue stockholders following filing by First Avenue of an Information Statement on Schedule 14C and clearance by the SEC of such Information Statement.

The forms of Support Agreements entered into by the stockholders of First Avenue and FiberTower, respectively, are attached hereto as 99.1 and 99.2, respectively, and are incorporated herein by reference. The foregoing description of these Support Agreements is qualified in its entirety by reference to such documents.

Additional Information and Where to Find It

In connection with the merger, First Avenue intends to file relevant materials with the SEC, including an information statement on Schedule 14C. Investors and security holders are urged to read these when they become available because they will contain important information about First Avenue, FiberTower and the proposed transaction. The information statement and other relevant materials (when they become available), and any other documents filed by First Avenue with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by contacting First Avenue by directing a written request to: First Avenue Networks, Inc., 7925 Jones Branch Drive, Suite 3300, McLean, Virginia 22102, Attention: Investor Relations.

Item 3.02               Unregistered Sales of Equity Securities

Upon, and subject to the completion of the merger described under Item 1.01 of this Current Report on Form 8-K, First Avenue will issue approximately 73.7 million shares of its common stock (based on the fully-diluted shares of capital stock of First Avenue as of May 12, 2006) to FiberTower stockholders in the merger (subject to adjustment in specified circumstances). First Avenue and FiberTower will submit an application for a permit from the California Commissioner of Corporations, which would be issued after review of the application and a hearing at which the fairness of the terms and conditions of the merger are considered. If the permit is issued, the issuance of the First Avenue shares in the merger would be exempt from registration under Section 3(a)(10) of the Securities Act.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated May 14, 2006, among First Avenue Networks, Inc., FiberTower Corporation and Marlin Acquisition Corporation.

99.1	Form of First Avenue Holder’s Support Agreement, dated May 14, 2006.

99.2	Form of FiberTower Holder’s Support Agreement, dated May 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AVENUE NETWORKS, INC.

Date: May 17, 2006	By:	/s/ Thomas A. Scott
Name: Thomas A. Scott
Title: Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated May 14, 2006, among First Avenue Networks, Inc., FiberTower Corporation and Marlin Acquisition Corporation.

99.1	Form of First Avenue Holder’s Support Agreement, dated May 14, 2006.

99.2	Form of FiberTower Holder’s Support Agreement, dated May 14, 2006